EXHIBIT 10.39

                                    AGREEMENT

This Agreement is made the 9th day of July 2001 between Breathe Easy Limited ("BreathEasy") and Par Pharmaceutical, Inc. ("Par").

Par and BreathEasy have agreed to enter into a joint development and marketing agreement for Lantanoprost final dosage form (the "Product"), a generic alternative to the brand name drug "Xalatan". In connection therewith, BreathEasy has represented to Par that, to the best of its knowledge and good faith belief, (i) BreathEasy has substantially completed development of a product (the "BreathEasy Product"), based on an active pharmaceutical ingredient (and "API") developed by BreathEasy (the "BreathEasy API"), which is a true generic alternative to "Xalatan", (ii) the BreathEasy Product is approvable (both tentative and final) by the United States Food and Drug Administration the "FDA") (a tentative approval by the FDA being hereinafter referred to as a "Tentative Approval" and the final approval by the FDA being hereinafter referred to as an "Approval"), (iii) the BreathEasy API process does not infringe upon the patents (whether or not such patents are listed in the "Orange Book") of Pharmacia and Upjohn and/or any other party in connection with "Xalatan" in the United States (the "Existing Patents"), and (iv) the BreathEasy Product will be granted "first to file" status by the FDA. Similarly, Par has represented to BreathEasy that, to the best of its knowledge and good faith belief, Par holds the worldwide rights to an API and API process (together, the "Par API") which PAR is in the process of developing into a generic product alternative to "Xalatan" and that, as part of such development, Par has engaged appropriate parties to issue good faith opinions (the "Opinions") that the Par API process does not violate the Existing Patents (other than a compound patent due to expire shortly) issued by the United States Patent and Trademark Office (whether or not such patents are listed in the "Orange Book").

1. BreathEasy hereby grants Par an exclusive license (including a license to any applicable patents that may be issued), commencing on the Execution Date (being 9 July 2001) and ending on the 10th anniversary of the Execution Date to produce, market, sell and otherwise utilize the Product incorporating the BreathEasy API (the "BreathEasy Product") and all of its components including, without limitation, the BreathEasy API for use in the Product (the "BreathEasy License"), in the United States and all of its territories (collectively, the "USA"), provided that Par is responsible for and will use all reasonable efforts to maximize sales and profits in the USA.

2. Par hereby grants BreathEasy an exclusive ten-year license (including a license to any applicable patents that may be issued) (the "Par License"), commencing on the Execution Date, to produce, market, sell and otherwise utilize the Par API in the Product using the PAR API (the "PAR Product") in all markets of the world outside the USA (the "Specified Markets") except that the grant will be reduced to five years in those markets where BreathEasy has, in such five year period, taken no steps to begin commercializing the BreathEasy Product (such as lodging a license application), provided that BreathEasy is responsible for and will use all reasonable efforts to maximize sales and profits in certain open markets (New Zealand, Israel, South Africa, Norway, Denmark and Brazil (in each

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      case if no blocking patent exists)) and reasonable  commercial  efforts in other significant markets (if no blocking patent exists).


3. Subject to the terms of Sections 3b. and 3c. below, Par will pay to BreathEasy a License Fee of $5,000,000 for the BreathEasy License, as follows:

         a. Par will pay BreathEasy $5,000,000, of which $500,000 will be paid seven days after execution. Par will pay the remainder of the License Fee as follows:

            $2,000,000 within seven days of formal acceptance by FDA of ANDA filing for the BreathEasy Product;

            the final $2,500,000 not later than 11 January 2002 but earlier if in good faith Par receives cash from any new product launch.

         b. "Net Profit" on USA sales of either the Par Product or the BreathEasy Product (each being referred to as the "Generic Product") will be shared 52 1/2% to Par and 47 1/2% to BreathEasy. "Net
            Profit" means an amount equal to (i) net sales (determined in accordance with Generally Accepted Accounting Principles in the United States) of the applicable Generic Product, less (ii) actual cost of manufacturer's product and API (not to include any research and development component), less (iii) a fee equal to 1% of such net sales that will be retained to offset marketing fees, warehouse fees, cost of money and other overhead.

         c. Notwithstanding the License Fee outlined above, if the Generic Product, which is the subject of the ANDA (as defined below), is approvable but a third party has previously filed an ANDA for a generic alternative to "Xalatan", which results in such third party being granted "first to file" status based on the date of filing of such ANDA, then Par will reduce the fee for the BreathEasy License to $2,000,000, be relieved of its obligation to fight the legal cases and share Net Profit (as defined above) with BreathEasy on USA sales of the BreathEasy Product, 52 1/2% to Par and 47 1/2% to BreathEasy, at which point the royalties on foreign use would remain as described in Section 4 below.

4. BreathEasy will have the exclusive right to produce, market, sell and otherwise utilize the BreathEasy Product and Par Product in the Specified Markets ("BreathEasy Use"). BreathEasy will pay a royalty on Net Profit generated by BreathEasy Use, as follows:

         a. For use in countries in which there is no Existing Patent filed which prohibits the sale of the Generic Product or no patent fight is commenced in any such country (i.e., open markets), BreathEasy will pay a royalty of 15% on Net Profit on BreathEasy sales of the Products in such countries; and


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         b. For use in  countries  in which  there is an Existing  Patent  filed
            (which prohibits the sale of Generic Product) and BreathEasy is required to engage in a patent dispute (i.e., non-open markets), BreathEasy will pay a royalty of 5% on Net Profit on BreathEasy's sales of the Products in such countries provided BreathEasy has incurred bona fide legal expenses in such territory, failing which
            (a) above will apply.

5. BreathEasy hereby grants to PAR the sole right to file and own an abbreviated new product application ("ANDA") with the FDA for the BreathEasy Product. Par will agree to file the ANDA with the FDA immediately on receiving the necessary data. At Par's cost, PAR will have the flexibility, at PAR's option, to substitute at any time the Par API for the BreathEasy API (or vice versa) in the ANDA subject to a veto by Breath Easy based on reasonable commercial grounds. If Par is, for legal or regulatory reasons, required to use Par's API then BreathEasy will pay all necessary costs. The ANDA and the "first to file" rights relating thereto will be the sole and exclusive property of PAR. BreathEasy will be solely responsible for all costs which it incurs in the preparation, filing and prosecution of the ANDA as well as protecting the "first to file" as it relates to product and its components (including the preparation of the DMF) and all facilities involved in or necessary for the manufacture of the Generic Product. PAR shall be responsible for undertaking the patent fights and all costs with respect to any Existing Patent contained in the Orange Book with respect to "Xalatan" as well as Par API.

6. The parties to this Agreement acknowledge that legal actions may be brought against Par and/or BreathEasy concerning the Generic Products, having as its basis a claim that the Generic Product infringes on an Existing Patent or other intellectual property rights (in any such case, an "Infringement Action"). If any Infringement Action is brought relating to either Generic Product in the USA, Par and BreathEasy will establish a committee of Tony Tabatznik and Ken Sawyer to determine how to prosecute, defend against and/or settle such action. If any Infringement Action is brought relating to the BreathEasy Product which materially affects Par's ability to sell such Product, BreathEasy shall, with respect to BreathEasy API, prosecute and defend against such claims. If BreathEasy fails to prosecute and defend any such claim, Par shall have the right to take over such defense and use BreathEasy or Par API and BreathEasy will support Par Technically in this variation.

7. Both parties will use best efforts to ensure that the ANDA filing is accepted by FDA as soon as reasonably possible. Subject to this, Par will have the right to terminate this Agreement if FDA fails to accept filing of ANDA within 6 months of such filing in which case Par will be refunded its down payment and this Agreement becomes null and void.

8. BreathEasy will use all reasonable commercial efforts to ensure final approval and commercialization of the Product as represented in the ANDA at BreathEasy's expense on a timely basis. BreathEasy will bear all costs


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      and  expenses  of  preparation  of the DMF  using  BreathEasy  API for the
      BreathEasy Product. BreathEasy shall provide Par with unlimited access to all work product used in the development of the BreathEasy Product and API (and its components) and the appropriate employees, consultants, agents and contractors that participated in the development of the BreathEasy Product (and all of its components) and Par will similarly provide BreathEasy with the same. BreathEasy will provide reasonable support to Par and use reasonable efforts to procure support and co-operation from its suppliers to assist Par's endeavours to be granted Approval.

9. If there are any product recalls involving the Generic Product, any and all Liabilities incurred by BreathEasy and Par in connection with such recall will be borne 47 1/2% by BreathEasy and 52 1/2% by PAR. Any damages recovered by either party from the product manufacturer as a result of such recall also will be shared in the same proportions.

10. BreathEasy and Par agree to obtain and carry throughout the term of this Agreement, at their own expense, adequate product liability insurance, covering liabilities that may result from the manufacture and sale of the BreathEasy API and/or the Par API and naming the other party as an additional insured.

11. BreathEasy will grant to PAR all necessary rights to use, and will authorize and direct ALP to provide PAR access to, and to allow PAR to use, all work product in ALP's possession or control that has been used or developed in connection with the BreathEasy Product and to waive, with respect too PAR, confidentiality and exclusivity applicable to the BreathEasy Product without prejudice to clause 15.

12. If Par API patents block entry into the USA market by third parties resulting in exclusive marketing of Product by Par, Par will recoup $2,400,000 from the first 50% of Net Profits available to BreathEasy.

13. BreathEasy's obligations under the Agreement, relating to repayment of any money paid by Par and needing to be repaid will be personally guaranteed by Tony Tabatznik.

14. Each party to this Agreement agrees not to make any public announcements with respect to this Agreement without the written consent of the other party.

15. Each party to this Agreement agrees that the other party hereto may deliver or cause to be delivered information about such party or its API not generally available to the public (such information, "Confidential
      Information"), and that in the event of such disclosure, the recipient will: (i) hold in confidence all Confidential Information; (ii) protect and safeguard all such Confidential Information against unauthorized disclosure; and (iii) not use any such Confidential Information except as permitted under this Agreement or as may be authorized in writing by the other party. The parties hereto acknowledge that the covenants and


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      undertakings  contained  in this  clause  ("Covenants")  relate to matters which are of unique and special nature, and that a violation of any of these Covenants by a party ("Violating Party") will cause irreparable harm to the other party ("Non-Violating Party"), and that such harm cannot be adequately compensated by money damages. Accordingly, each party agrees and understands that the Non-Violating Party shall have the right to seek and obtain in any court of competent jurisdiction an injunction to restrain a violation (actual, alleged or intended) of these covenants by the Violating Party, in addition to all other relief that may be available to the Non-Violating Party, at law or in equity.

16.   Both   parties  will  assert  their  rights  in  respect  of  third  party infringement of their rights in and to the Product (including API) and to render reasonable assistance to the other party in this regard.

This Agreement may be executed in one or more counterparts. This Agreement is governed by New York law and the parties submit to the jurisdiction of the courts of New York.

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AS WITNESS  whereof this  Agreement has been duly entered into the days and year first above written.



ATTESTATIONS



Signed by Kenneth Sawyer   )

For and behalf of          )

PAR PHARMACEUTICAL, INC.   )



Signed by Tony Tabatznik   )

For and behalf of          )

BREATHE EASY LIMITED       )

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